Exhibit 99.1

PaxMedica Announces Positive Top Line Results from the PAX-101 (intravenous suramin) Phase 3 African Sleeping Sickness Study, PAX-HAT-301

-  The study’s primary endpoint was reached and demonstrated statistically significant and clinically meaningful results

-  These results pave the way for filing an NDA for the use of PAX-101 (intravenous suramin) for the treatment of African Sleeping Sickness

TARRYTOWN, NY, July 24, 2023 – PaxMedica, Inc. (Nasdaq: PXMD), a clinical stage biopharmaceutical company focusing on the development of novel anti-purinergic drug therapies (APT) for the treatment of Autism Spectrum Disorder (ASD) and other serious conditions with intractable neurologic symptoms, today announced positive top line data for the Company’s PAX-HAT-301 Retrospective Analysis of Suramin Treatment for Stage 1 Trypanosoma Brucei Rhodesiense Human African Trypanosomiasis (S1 TBR HAT).

The conclusions of the study confirmed that the retrospective, non-randomized, externally controlled, interventional efficacy and safety study of suramin for the treatment of Stage 1 TBR HAT demonstrated better health outcomes when compared with a natural history control group of patients evaluated and treated from 1900-1910, prior to the availability of suramin in Africa. The adverse event profile of suramin observed in the study was consistent with what has been widely reported in published medical and clinical literature.

PaxMedica is expecting to file an NDA with the U.S. Food and Drug Administration (FDA) for the use of PAX-101 to treat Stage 1 African Sleeping Sickness (also known as Human African Trypanosomiasis Brucei Rhodesiense or TBR HAT), in 2024. If approved, suramin will be the first drug indicated for the treatment of TBR HAT in the United States, and would potentially qualify PaxMedica to receive a Priority Review Voucher (PRV) under the Neglected Rare Tropical Disease Program in section 524 of the Food, Drug, and Cosmetics Act (FD&C Act). A PRV, once granted, is an independently valued asset (see GAO report 20-251), granted to a sponsor company after NDA approval and, according to section b(2) of the act, can be sold by that sponsor to any biopharmaceutical company, to obtain FDA priority review in a future filing of any NDA.

Howard Weisman, Chief Executive Officer of PaxMedica, commented, “We’re excited to have completed this important real world evidence study that demonstrated both statistically significant and clinically meaningful results, and confirmed over 100 years of clinical experience with suramin as a life-saving medication in this potentially fatal infection. Completion of this study is an important step on the path to bring suramin to the United States under the Neglected Rare Tropical Disease Program and will enable PaxMedica to accelerate the clinical development of PAX-101 for the treatment of the core symptoms of ASD.”

The PAX-HAT-301 Study

The PAX-HAT-301 study is a retrospective, non-randomized, externally controlled, interventional efficacy and safety study comparing medical records data from a cohort of patients with Stage 1 Trypanosoma Brucei Rhodesiense (S1 TBR HAT) evaluated and treated from about 2000 – 2020 at one medical site in Uganda and two medical sites in Malawi (referred to as the suramin-treated cohort), with medical records data from a cohort of patients from 1900-1910 evaluated and treated during the TBR HAT epidemic in Uganda (referred to as the natural history cohort). These records included data from a few weeks of hospitalization while they were being evaluated and the diagnosis of TBR HAT confirmed. As their conditions began to deteriorate, patients were often treated with arsenic or related compounds, sent to a Sleeping Sickness Hospital, or sent home to die with their families. The natural history records do not include long term outcomes data for many of the patients. The study was designed in consultation with the U.S. Food and Drug Administration (FDA) and to ensure that the historical control group of patients had TBR HAT (not the chronic TBG form) and were in Stage 1 of the disease.

The primary objective of the study was to determine whether standard of care treatment with suramin, as currently practiced in Uganda and Malawi, from 2000-2020, led to better health outcomes in patients with S1 TBR HAT, than outcomes observed in a natural history cohort from the epidemic >100 years ago. The secondary objective was to evaluate the safety and tolerability of suramin. The primary endpoint of the study was survival and not meeting any of the supportive descriptive criteria (i.e., death, progression of the disease from Stage 1 to Stage 2, or becoming “moribund” [discharged to a sleeping sickness hospital, physician or patient giving up hope, or being close to death with no hope of recovery]). An independent study adjudication committee was established to review the suramin-treated and natural history cases for study eligibility, and to confirm the clinical endpoints. The committee was comprised of three physicians experienced in the treatment of TBR HAT in Malawi and Uganda.

The PAX-HAT-301 Study Results

The outcomes observed in the suramin-treated cohort were both statistically significant and clinically meaningfully different from the outcomes observed in the natural history cohort. The suramin-treated patients had a far lower rate of death or progression to Stage 2 compared with the natural history cohort. In addition, many of the longer-term outcomes from the natural history cohort pointed towards death as the inevitable outcome of TBR HAT without the benefit of suramin treatment.

In the study population there were 349 patients, 145 in the suramin-treated cohort and 204 patients in the natural history cohort. There were 121 suramin-treated and 42 natural history patients with sufficient data and that met all eligibility criteria for the primary analysis. The suramin-treated patients had a mean age of 31.1 years (range from 2 to 85 years) and 64% male. The natural history patients had a mean age of 22 (range from 3 to 40 years) and 79% male. Racial and ethnicity data were not available and weight was only available for about half of the suramin-treated patients.

The suramin-treated patients presented with a variety of commonly reported HAT related symptoms. The most common symptoms were fever/chills, severe headache, aching joints, extreme fatigue, and swollen lymph nodes. The natural history cohort patients had presenting symptoms recorded in 27/42 (64%) of cases. The reported symptoms were similar including headache, “feeling ill”, drowsiness, cough, weakness, chest pain, diarrhea, and enlarged lymph nodes. One suramin-treated patient tested positive for HIV (only 23% tested) and 16/76 (21%) of patients tested were positive for malaria. No comparable data is available for the natural history cohort.

The outcomes for the two cohorts differed substantially. Of the suramin patients, 114 (94%) survived and successfully completed the treatment. Three patients (2%) had “Other” listed as the reason for stopping suramin treatment and 4 (3%) had no reason for stopping suramin treatment recorded. No patients required rescue medications for progression from Stage 1 to Stage 2.

In the natural history cohort, 6 (14%) were recorded as cured, improved, or discharged. Three (7%) patients died, 10 (24%) experienced clinical worsening, and 17 (40%) achieved moribund status (near death and in terminal clinical decline). It is anticipated that if all of these patients were followed for up to 6 months, that nearly all of them would have died.

The primary efficacy analysis revealed that the health outcomes in the suramin-treated cohort were statistically significantly better than those in the natural history cohort. According to the definition of the primary endpoint, the proportion of patients in the suramin-treated group that was alive and not meeting any supportive descriptive criteria of death, any clinical worsening or moribund status was 92% vs. 50% in the natural history cohort. The estimated proportion (95% CI) was 0.442 (0.277, 0.600). The two-sided p-value for the Fisher’s exact test was <0.001

Background Information

Human African Trypanosomiasis (HAT), also known as sleeping sickness, is caused by infection with vector-borne protozoan parasites of the two species of Trypanosoma brucei: Trypanosoma brucei gambiense and Trypanosoma brucei rhodesiense (TBR). TBR HAT is an acute form of HAT with the symptoms emerging within weeks, and death occurring within six months, if untreated. Between 1900 and 1920, an epidemic of the disease occurred in Uganda resulting in the death of an estimated 250,000 people. At the time of the epidemic, there were no known treatments. Physicians tried to treat patients with arsenic, and some arsenic-related compounds, with limited success and significant side effects.

Suramin was introduced in 1922 and is still frequently used as first-line treatment for Stage 1 TBR HAT. Suramin is unsuitable for use in confirmed Stage 2 TBR HAT because it does not readily cross the blood-brain barrier. It has been manufactured by Bayer and distributed to countries endemic for TBR HAT through the World Health Organization. Suramin was never approved for use in the U.S. or EU, and it is difficult to procure quickly, although it is often prescribed to US travelers who contract TBR HAT after a trip to an endemic area in Africa.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder. One of PaxMedica’s primary points of focus is the development and testing of its lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancing the clinical understanding of using that agent against other disorders such as ME/CFS.

For more information, visit www.paxmedica.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, statements about the strength of our balance sheet. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn and risks associated with intellectual property and infringement claims.  The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly and other filings with the U.S. Securities and Exchange Commission.

Contact:

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

(646) 863-6341